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                                                                     EXHIBIT 5.1

                       [BAKER & BOTTS, L.L.P. LETTERHEAD]


014377.0132                                                       June 30, 1998



Baker Hughes Incorporated
3900 Essex Lane
Houston, Texas 77027

Gentlemen:

          As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Baker Hughes Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 156,000,000 shares (the "Shares") of the Company's common stock, par value $1.00 per share ("Common Stock"), we are passing upon certain legal matters in connection with the Common Stock for the Company. The Shares are to be issued pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of May 10, 1998 (the "Merger Agreement"), among the Company, Baker Hughes Delaware I, Inc. and Western Atlas Inc. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

          Based on our examination as aforesaid, we are of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.


          2. When the required approval of the stockholders of the Company has been obtained as set forth in the Merger Agreement, upon the issuance by the Company of the Shares upon consummation of the Merger (as defined in the Merger Agreement) pursuant to the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.


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Baker Hughes Incorporated              - 2 -                      June 30, 1998


          This opinion is limited in all respects to the General Corporation Law of the State of Delaware.

          We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                Very truly yours,

                                                BAKER & BOTTS, L.L.P.